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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no                                                                           --------------------------
    longer subject to         Filed pursuant to Section 16(a) of the Securities               OMB Number:      3235-0287
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                  Expires: December 31, 2001
    or Form 5 obligations         Public Utility Holding Company Act of 1935                  Estimated average burden
    may continue. See              or Section 30(f) of the Investment Company                 hours per response.... 0.5
    Instruction 1(b).                           Act of 1940                                   --------------------------

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| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
| RICH, MICHAEL M.                           |    ORIOLE HOMES CORP (OHC.B)                 |   to Issuer (Check all applicable)   |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |      title below)      below)        |
|                                            |    (Voluntary)          |                    |      VICE PRESIDENT --               |
| 2825 SW 132ND WAY                          |                         |     05/00          |      SALES & MARKETING               |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
| DAVIE,        FL                 33330     |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).

                                                    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
                                                    INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
                                                    UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


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


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of   |  6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative  |     cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities  |     Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A)|     Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed |     (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   of (D)      |     Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,  |                  |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)   |------------------|--------------------|             |
|                       |              |          |          |               |  Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|---------------|  Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)  |  cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|-------|---------|--------|--------|-----------|-------------|
| EMPLOYEE              |              |          |     |    |       |       |         |        |CLASS B |           |             |
| INCENTIVE STOCK       |              |          |     |    |       |       |         |        |COMMON  |           |             |
| OPTION (RIGHT TO BUY) |    $2.00     |  5/15/00 |  A  |    |17,314 |       |12/31/02*|12/31/05|STOCK   |  17,314   |             |
|-----------------------|--------------|----------|-----|----|-------|-------|---------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |       |         |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|-------|---------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |       |         |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|-------|---------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |       |         |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|-------|---------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |       |         |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|-------|---------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |       |         |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|        17,314       |             D                 |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:

*   100% Vested provided that Mr. Rick is still employed on December 31, 2002.

**  Intentional misstatements or omissions of facts constitute Federal Criminal       /s/ Michael M. Rich                 2/14/02
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   ----------
                                                                                      **Signature of Reporting Person    Date

Note. File three copies of this form, one of which must be manually signed.                                              Page 2
      If space provided is insufficient, see Instruction 6 for procedure.
                            (Print or Type Responses)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

